                           SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [ ]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                AMAX GOLD INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[ ]  Fee paid previously with preliminary materials:

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                    [LOGO OF AMAX GOLD INC. APPEARS HERE]

              9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112

      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 1997


To the Holders of Common Stock:

  The Annual Meeting of Stockholders of Amax Gold Inc. (the "Company") will be held in the offices of the Company at 9100 East Mineral Circle, Englewood, Colorado on May 6, 1997, at 10:00 a.m. (Denver time) for the following purposes:

  1. To elect six directors, each to hold office until the 1998 Annual Meeting of Stockholders;

  2. To ratify the selection of Price Waterhouse LLP as independent
   accountants for the current fiscal   year; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 12, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. All holders of common stock of record at that time are entitled to vote at the meeting.

  It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy or by attending the meeting and voting in person.


DEBORAH J. FRIEDMAN
Vice President, General Counsel
and Secretary

Englewood, Colorado

April 7, 1997

                     [LOGO OF AMAX GOLD INC. APPEARS HERE]

                                PROXY STATEMENT

  This Proxy Statement is being furnished to the stockholders of Amax Gold Inc., a Delaware corporation ("Amax Gold" or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of outstanding shares of the Company's common stock, par value $0.01 per share ("Common Stock"), on March 12, 1997 (the "Record Date"), for use at the Annual Meeting of Stockholders of the Company to be held on May 6, 1997 and at any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on March 12, 1997 will be entitled to vote at the meeting, each share of such stock being entitled to one vote. On March 12, 1997, there were outstanding 99,329,039 shares of Common Stock. Assuming a quorum is present, a plurality of the votes cast is required to elect directors. Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), held as of the Record Date approximately 52.5 percent of the outstanding shares of Common Stock. The affirmative votes of Cyprus Amax will be sufficient to approve each matter without the affirmative vote of any other stockholder. The Annual Report to Stockholders for the year ended December 31, 1996 was mailed on or about March 13, 1997. The proxy statement and enclosed form of proxy are being mailed on or about April 9, 1997 to each stockholder entitled to vote at the meeting.

  Properly executed proxies returned at or prior to the meeting, unless subsequently revoked, will be voted in accordance with the directions thereon. If no directions are specified, the shares represented by the proxy will be voted FOR proposals 1 and 2. Abstentions are counted in tabulations of votes cast at the meeting and thus have the same effect as a negative vote, whereas shares not voted due to the failure of a broker to exercise his discretionary authority are not tabulated for purposes of determining whether a proposal has been approved. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of the Company or by attending the meeting and voting in person. The persons named in the proxy will have discretionary authority to vote with respect to additional matters that may properly come before the meeting.

  The entire cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal contact. Additional solicitation of proxies of brokers, banks, nominees and institutional investors will be made by Georgeson & Company Inc. at a cost to the Company of approximately $5,000 plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

  The Company currently has six directors, each of whom is elected to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. The Board of Directors has nominated Messrs. Milton H. Ward, Richard H. Block, Allen Born, Gerald J. Malys, Vernon Taylor, Jr., and Russell L. Wood for election as directors at the Annual Meeting and to serve until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified. It is not anticipated that any nominee will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed proxy reserve the right to substitute another person of their choice as nominee in his place or to vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's Certificate of Incorporation and By-Laws.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE
                                   NOMINEES.

INFORMATION CONCERNING DIRECTOR NOMINEES

  Milton H. Ward, age 64, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1993. Mr. Ward also served as President of the Company from November 1993 to February 1995. Mr. Ward has been Chairman, President and Chief Executive Officer of Cyprus Amax since May 1992. Mr. Ward served as a Director, President and Chief Operating Officer of Freeport-McMoRan Inc. from 1983 until 1992 and Chairman and Chief Executive Officer of Freeport McMoRan Copper & Gold Inc. from 1984 until 1992. Mr. Ward is a director of the National Mining Association and a member of the National Academy of Engineering.

  Richard H. Block, age 46, has been a director of the Company since July 1996. Mr. Block has been President of IMC-Agrico Company since January 1996. Mr. Block served as Executive Vice President and Chief Operating Officer of Freeport-McMoRan Inc., Senior Vice President of Freeport McMoRan Copper & Gold Inc. and Chairman of Rio Tinto Minera, S.A., a Spanish affiliate, from June 1994 to January 1996. He served as Senior Vice President of Freeport-McMoRan from August 1993 to June 1994, and served as President of The Agrico Chemical Company Division of Freeport-McMoRan from April 1990 to August 1993. He is a director of the Potash and Phosphate Institute, the Florida Phosphate Council and the Phosphate Chemicals Export Association and has served on the boards of The Fertilizer Institute and The Sulphur Institute and on the Council of the International Fertilizer Industry Association.

  Allen Born, age 63, has been a director of the Company since May 1987. Mr. Born has served as Chairman and Chief Executive Officer of Alumax Inc. since November 1993. He served as Chairman of AMAX Inc. from June 1988 to November 1993, as Chief Executive Officer of AMAX Inc. from January 1986 to November 1993 and as President and Chief Operating Officer of AMAX Inc. from June 1985 through July 1991. Mr. Born is a director of Cyprus Amax, AK Steel and the International Primary Aluminium Institute and the Chairman of the Aluminum Association.

  Gerald J. Malys, age 52, has been a director of the Company since November 1993. Mr. Malys has been Senior Vice President and Chief Financial Officer of Cyprus Amax since August 1989. He served as Senior Vice President, Financial and Information Services of Cyprus Amax from August 1988 to July 1989 and Vice President and Corporate Controller of Cyprus Amax from 1985 to August 1988.

  Vernon Taylor, Jr., age 81, has been a director of the Company since May 1987. Mr. Taylor has served as President and Director of Westhoma Oil Company and Peerless, Inc. since 1966. He served as a director of Cyprus Amax from July 1985 to May 1993.

  Russell L. Wood, age 69, has been a director of the Company since May 1987. Mr. Wood has been a mining consultant and independent businessman since May 1989. He served as President and Chief Executive Officer of Asamera Minerals Inc. from May 1990 to February 1992 and as President of Copper Range Company from 1985 to 1989. He is a trustee of the Western Museum of Mining and Industry in Colorado Springs, Colorado.

COMPLIANCE WITH EXCHANGE ACT SECTION 16(A)

  The Company's officers and directors and persons who are beneficial owners of more than 10 percent of the Common Stock ("10 percent beneficial owners") are required to file reports of their holdings and transactions in the Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based primarily upon its review of the copies it has received and upon written representations, the Company believes that during the fiscal year ended December 31, 1996, each of the Company's officers, directors and 10 percent beneficial owners has complied with all such filing requirements.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held ten meetings in 1996. No director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors and (ii) the number of meetings of committees of the Board of Directors on which he served.

  Audit Committee. The Audit Committee, which met twice in 1996, has as its members Richard H. Block, Vernon Taylor, Jr. and Russell L. Wood. The Audit Committee recommends to the Board of Directors the independent accounting firm responsible for conducting the annual audit of the Company's accounts and reviews the nature and scope of audit examinations, the financial organization and accounting practices of the Company and the qualifications and performance of its internal auditors. In addition, the Audit Committee recommends to the Board of Directors policies concerning avoidance of employee conflicts of interest and avoidance of conflicts of interest between the Company and Cyprus Amax and reviews the administration of such policies.

  Compensation Committee. The Compensation Committee, which met one time in 1996, has as its members Richard H. Block and Vernon Taylor, Jr. and is responsible for establishing, implementing and monitoring the Company's policies and plans for executive development, succession planning and compensation of officers and key employees of the Company.

  Nominating Committee. The Nominating Committee, which met one time in 1996, has as its members Richard H. Block, Allen Born, Gerald J. Malys, Vernon Taylor, Jr., Milton H. Ward and Russell L. Wood. The Nominating Committee reviews and makes recommendations concerning the qualifications of prospective Board members. The Nominating Committee does not consider individuals nominated by stockholders for election to the Board of Directors. However, under the By-Laws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, but only if written notice of such stockholder's intent to make such nominations has been received by the Secretary of the Company at 9100 East Mineral Circle, Englewood, Colorado 80112 not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number of shares of the Common Stock owned of record and beneficially by the stockholder; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of the Company. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

COMPENSATION OF DIRECTORS

  For their services, all directors (except Mr. Ward) receive an annual retainer of $15,000 and a $1,000 fee for attendance at meetings of the Board of Directors. Members of committees of the Board of Directors (except Mr.
Ward) are compensated at the rate of $600 per committee meeting attended, while committee chairmen receive $1,000 per meeting attended. As an officer of the Company, Mr. Ward is eligible to participate in the Amax Gold Inc. 1992 Stock Option Plan (the "Stock Option Plan") and the Amax Gold Inc. Key Executive Long-Term Incentive Plan (the "Long-Term Incentive Plan").

  Under the Stock Grant Plan for Nonemployee Directors of Amax Gold Inc., on the day following the annual meeting of stockholders in each year, each director who is not then an officer or employee of the Company or any of its subsidiaries will be granted 1,500 shares of Common Stock, until a maximum of 100,000 shares in the aggregate have been granted. As of March 12, 1997, a total of 22,500 shares had been granted to five directors.

  The Company has a Deferred Compensation Plan for Members of the Board of Directors of Amax Gold Inc. (the "Deferred Compensation Plan"), under which any director who is not an employee of the Company may elect to defer all or a portion of his director's fees. Amounts deferred under the Deferred Compensation Plan are credited to a participant's account in the form of a right to receive shares of the Common Stock at the closing market price on the Composite Tape of the New York Stock Exchange on the date such participant would have received such compensation had a deferral election not then been in effect. Distributions are made to participants upon or following termination of service as a director. Messrs. Born, Malys and Wood have elected to participate in the Deferred Compensation Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  The following compensation table sets forth information for the years indicated concerning the compensation of the chief executive officer and each of the four other most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                                    -------------------------
                                                                            AWARDS
                                                                    -------------------------
                                    ANNUAL COMPENSATION
                         ------------------------------------------
                                                                                  SECURITIES
                                                                    RESTRICTED    UNDERLYING
                                                         OTHER         STOCK       OPTIONS/      ALL OTHER
NAME AND PRINCIPAL       FISCAL                         ANNUAL        AWARDS         SARS       COMPENSATION
POSITION                  YEAR  SALARY ($) BONUS($) COMPENSATION($)   ($)(1)        (#)(2)         ($)(3)
------------------       ------ ---------- -------- --------------- -----------   -----------   ------------
Milton H. Ward(4)         1996   292,000        --          --                 --            --        --
Chairman of the Board
and                       1995   267,707        --          --                 --        75,000        --
Chief Executive Officer   1994   211,611        --          --                 --        40,000        --
S. Scott Shellhaas(5)     1996   165,000   100,000      50,565(6)              --        50,000     6,187
President and Chief
Operating Officer
Mark A. Lettes            1996   160,000    20,000          --                 --            --     6,337
Vice President, Trading   1995   145,000    23,500          --             55,825        18,750     5,850
                          1994   130,000    24,500          --             45,000        55,000    10,694
Deborah J. Friedman(7)    1996   154,500    25,000          --                 --            --     6,300
Vice President, General   1995   150,000    20,500          --             50,750        14,500     6,377
Counsel and Secretary     1994    48,336    22,000          --             28,200        19,500        --
Andrew F. Pooler          1996   145,000    25,000          --                 --            --     5,981
Vice President            1995   125,000    23,500          --             55,825        18,750     5,363
                          1994   110,000    16,500          --             27,000        29,500     3,713

--------
(1) No awards were granted under the Long-Term Incentive Plan in 1996; awards for 1996 were granted effective January 2, 1997. As of the end of fiscal 1996, the aggregate restricted stock holdings of the named executives totaled 37,650 shares with a fair market value of $240,019 based on the closing price of Common Stock of $6.375 per share on December 31, 1996. Such holdings include $96,900 (15,200 shares) for Mr. Lettes; $74,588 (11,700 shares) for Ms. Friedman; and $68,531 (10,750 shares) for Mr. Pooler. The actual value an executive may realize will depend upon the amount of the stock in respect of which restrictions lapse and the value realized, which may be greater or less than this amount. Dividends, if any, will be paid on the restricted stock.
(2) Amounts represent options to purchase shares of Common Stock awarded under the Company's Stock Option Plan. Except for options granted to Mr. Shellhaas on his election, options for 1996 were granted effective January 2, 1997.
(3) The 1996 amounts include employer contributions to the Thrift Plan for Employees of Amax Gold Inc. and Its Subsidiaries (the "Thrift Plan") in the following amounts: $6,187 for Mr. Shellhaas; $6,337 for Mr. Lettes; $6,300 for Ms. Friedman; and $5,981 for Mr. Pooler.
(4) Amounts represent payments made by the Company to Cyprus Amax in respect of a portion of Mr. Ward's base salary and benefits attributable to his service as an officer of the Company.
(5) The 1996 amounts represent compensation from Mr. Shellhaas' election in April through December 1996.
(6) Amount represents reimbursement for moving expenses.
(7) The 1994 amounts represent compensation from Ms. Friedman's election in September through December 1994.

Option/SAR Grants in the Last Fiscal Year

  The following table sets forth certain information concerning stock options granted during 1996 by the Company under the Stock Option Plan to the chief executive officer and each of the four other most highly compensated executive officers of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                    --------------------------------------------------------------
                                          % OF TOTAL
                    NUMBER OF SECURITIES OPTIONS/SARS
                         UNDERLYING       GRANTED TO    EXERCISE
                        OPTIONS/SARS      EMPLOYEES     OR BASE
                          GRANTED         IN FISCAL      PRICE                          GRANT DATE
NAME                       (#)(1)          YEAR(2)    ($/SHARE)(3) EXPIRATION DATE PRESENT VALUE ($)(4)
----                -------------------- ------------ ------------ --------------- --------------------
S. Scott Shellhaas         50,000            100          6.75         4/1/06            111,980

--------
(1) All options are granted with an alternative settlement method under which, in the Company's discretion, the option holder may exercise the option as if it were a stock appreciation right.
(2) The percentage calculation is based on a total of 50,000 options granted in fiscal year 1996. Except for options granted to Mr. Shellhaas on his election as an executive officer in 1996, options for 1996 were granted effective January 2, 1997.
(3) The exercise price for each grant is equal to 100 percent of the fair market value of Common Stock on the grant date. All options vest two years after the date of grant and have a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The Grant Date Present Value is estimated in accordance with the Black-Scholes option pricing model. The Company assumed an option term of 3.18 years, volatility of .3728, no dividend yield, and an interest rate of
    6.02 percent. There can be no assurance that this value will be realized.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table sets forth information concerning stock options granted to the chief executive officer of the Company and each of the four most highly compensated executive officers which remain unexercised at December 31, 1996. There can be no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR(1) AND FISCAL YEAR-END
                               OPTION/SAR VALUES


                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                           OPTIONS/SARS AT FY-END (#)       AT FY-END ($)(2)
                           -------------------------    --------------------------
NAME                      EXERCISABLE/ UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE
----                      --------------------------    --------------------------
Milton H. Ward...........       40,000/75,000                    5,000/0
S. Scott Shellhaas.......            0/50,000                        0/0
Mark A. Lettes...........       73,000/18,750                    3,750/0
Deborah J. Friedman......       19,500/14,500                    2,438/0
Andrew F. Pooler.........       54,500/15,500                    2,438/0

--------
(1)There were no options/SAR exercises during 1996.
(2) Amounts represent the fair market value (average of the high and low) of the underlying Common Stock at December 31, 1996 less the exercise price.

Pension and Benefits

  The Retirement Plan for Salaried Employees of the Company (the "Retirement Plan") covers executive officers (except Mr. Ward, who participates in the Cyprus Amax Retirement Plan for Salaried Employees) and most other salaried employees. The amount of annuity a retiring employee will receive on a single-life basis is determined under the formula set forth below. Upon retirement, a married employee receives a reduced annuity payment that continues after death to cover the surviving spouse, unless the employee and the spouse elect one of the alternate options of equivalent actuarial value. The benefit payable on the employee's normal retirement date is equal to: (i) 1.7 percent of annual earnings (base salary plus bonus) received by the employee during each year after 1996, plus (ii) 1.7 percent of the employee's average annual earnings for the years 1992 through 1996 multiplied by the employee's service prior to 1997, minus (iii) 1.1 percent of the employee's Social Security offset multiplied by the employee's service prior to 1997, not to exceed 35 years. In addition, this benefit will be at least as great as the benefit under the Retirement Plan for Employees of Amax Gold Inc. as of June 30, 1994, plus the benefit determined under the preceding sentence for service beginning July 1, 1994. In those cases where the amounts payable under the Retirement Plan exceed the annual pension limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), such excess will be paid from the Company's Excess Benefit Plan (the "Excess Plan"). Benefits payable under the Retirement Plan also are subject to reduction to the extent that participants receive payments pursuant to other Company-sponsored pension or retirement plans that have been suspended, discontinued or otherwise terminated. The amounts shown in the table below reflect the aggregate of payments under both the Retirement Plan and the Excess Plan.

  The estimated annual benefits payable upon retirement at normal retirement age are $136,875 for S. Scott Shellhaas; $97,972 for Mark A. Lettes; $68,552 for Deborah J. Friedman; and $100,744 for Andrew F. Pooler. The foregoing estimates are calculated by using salary and bonus amounts actually received for the years from 1992 to 1996 and estimating base salary and bonus for future years to be equal to 1996 base salary and bonus amounts.

  The five-year period 1992 through 1996 currently used in the benefit formula described above may be rolled forward by the Board of Directors. The table below provides information on retirement benefits (subject to reduction by a percentage of Social Security benefits), assuming that the formula is applied to average annual remuneration during the five years prior to retirement:

                              PENSION PLAN TABLE

                   ESTIMATED ANNUAL PENSION FOR YEARS OF CREDITED SERVICE
                 ----------------------------------------------------------------
  FIVE YEAR
AVERAGE ANNUAL     5        10       15       20        25        30        35
   EARNINGS      YEARS    YEARS    YEARS     YEARS     YEARS     YEARS     YEARS
--------------   ------   ------   ------   -------   -------   -------   -------
   150,000       12,750   25,500   38,250    51,000    63,750    76,500    89,250
   200,000       17,000   34,000   51,000    68,000    85,000   102,000   119,000
   250,000       21,250   42,500   63,750    85,000   106,250   127,500   148,750
   300,000       25,500   51,000   76,500   102,000   127,500   153,000   178,500
   350,000       29,750   59,500   89,250   119,000   148,750   178,500   208,250

  The amounts above are payable upon retirement between ages 62 and 65. For retirement below age 62, the annual annuity amounts are reduced as provided in the Retirement Plan. At December 31, 1996, the years of credited service under the Retirement Plan for Mr. Shellhaas, Mr. Lettes, Ms. Friedman, and Mr. Pooler were 15 years (including 14 years of credited service under the Cyprus Amax Retirement Plan for Salaried Employees), 17 years, two years, and 11 years, respectively. For purposes of determining benefits under the Retirement Plan, covered compensation for these individuals includes the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table with certain minor adjustments.

Key Employee Separation Plan

  The Amax Gold Inc. and Subsidiaries Key Employee Separation Plan, effective March 1997 (the "Separation Plan"), provides all executive officers (except Mr.
Ward) and certain other salaried employees of the Company with benefits in the event of a Change of Control (as defined in the Separation Plan). The Separation Plan would provide benefits, based on salary grade level, equal to between 52 weeks and 104 weeks of the employee's annual salary and bonus (with the president of the Company receiving 156 weeks of pay). The Separation Plan is effective for any qualifying events occurring prior to December 31, 1999, and may be terminated at any time by 90 days' prior written notification to eligible key employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Block and Taylor, with Mr. Taylor serving as Chairman. Mr. Ward is Chairman, President and Chief Executive Officer of Cyprus Amax. Mr. Ward is compensated by Cyprus Amax, and the Company reimburses Cyprus Amax for a portion of his base salary and benefits attributable to his services as an officer of the Company. None of the present or former members of the Company's Compensation Committee served on the Cyprus Amax Compensation Committee, and no executive officers of the Company served on the Cyprus Amax Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee. As part of its duties, the Compensation Committee reviews compensation levels and evaluates the performance of executive management. The Compensation Committee also administers the Company's various incentive plans.

  Compensation Philosophy. The Company's compensation philosophy is to (i) provide a program that will be able to attract, select and retain high caliber managerial and technical talent, (ii) assess and develop its personnel to succeed to key positions throughout the Company, (iii) provide compensation opportunities that are competitive with those provided by other gold mining companies, and (iv) create a balance between short term performance measures and long term strategic direction and decisions through long term incentive programs that are linked to stockholder value.

  The Company's compensation program for executive officers consists of base salary, annual incentives and long term incentives that are tied to a review of the individual performance of each executive officer, the Company's performance, overall business and economic conditions, and compensation data for companies competing for the same executive talent.

  Base Salary. The base salary for each executive officer, excluding the chief executive officer, is established to be near the median base salary in the competitive marketplace and is adjusted based on the Compensation Committee's assessment of the executive officer's performance, the length of time in a certain position and the overall financial condition of the Company. Base salaries are reviewed each year by the Compensation Committee.

  Annual Incentive Program. Annual incentive awards are contingent on the Compensation Committee's year-end assessment of the performance of both the Company and the executive officer. Achievement of the Company's performance goals is not applied as part of a strict formula to determine the level of incentive awards, but, instead, is used by the Compensation Committee as a guideline in determining the awards. Although the Company reported a net loss of approximately $9 million in 1996, excluding write-downs and special items, the Company did complete two projects, entered into an agreeement to acquire a third project and reduced cash operating costs by approximately 18.5 percent. Accordingly, annual incentive bonuses were awarded at approximately 60 percent of target amounts, with adjustments based on the Compensation Committee's subjective view of individual performance after consultation with the Company's executive management.

  Long Term Equity Compensation. Equity participation is intended to create a focus by executive management on key performance measures that drive stockholder values. Therefore, the Compensation Committee gave added significance to long term equity compensation in the form of stock options and long term performance based restricted stock awards. For 1996, long term incentive awards, including stock options and restricted stock awards, were granted effective January 2, 1997, and were, on average, slightly above the median levels in the competitive market place for such awards. These awards reflect the Compensation Committee's view of the relative importance of the individual's position, his or her current performance and continuing contribution, and prospective impact on the Company's future success, as well as the creation of stockholder value.

  Stock options were granted under the 1992 Stock Option Plan with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest two years from the date of the grant.

  Restricted stock awards were granted under the Key Executive Long-Term Incentive Plan (previously referred to as the Performance Share Plan). Restrictions on shares of Common Stock lapse upon completion of successive three year performance periods to the extent that there is favorable comparison in terms of total stockholder return with competitive companies in the gold industry as measured by a peer group. The lapse of such restrictions could be deferred, accelerated or otherwise adjusted at the sole discretion of the Compensation Committee based on strategic and comparative performance assessment or other factors deemed relevant by the Compensation Committee. Such shares could be delivered on an accelerated basis in the event of a change in control or forfeited as determined by the Compensation Committee in certain circumstances.

  Compensation of the Chief Executive Officer. Mr. Ward, Chairman and Chief Executive Officer of the Company, is compensated by Cyprus Amax and the Company reimburses Cyprus Amax for the portion of his base salary and benefits attributable to his services as an officer of the Company. In determining the compensation to be awarded to Mr. Ward for his services to the Company, the Compensation Committee considered the salaries paid to chief executive officers at competitive companies and the base salary payable to Mr. Ward under an employment agreement between Cyprus Amax and Mr. Ward. Mr. Ward's employment agreement with Cyprus Amax establishes a base salary and a bonus targeted at 100 percent of base salary but does not address reimbursement of Mr. Ward's salary and benefits by the Company. The Compensation Committee also recognized the significant improvements made during 1996, the third full year Mr. Ward served as Chairman and Chief Executive Officer of the Company. Although the Company reported a net loss of approximately $9 million in 1996, excluding write downs and special items, the Company was able to bring three projects to fruition. With the completion of the Company's 50 percent-owned Refugio mine in northern Chile and 100 percent-owned Fort Knox mine in Alaska, and assuming completion of the acquisition of Cyprus Amax's 50 percent interest in the Kubaka mine in Far Eastern Russia (expected in early 1997), the Company's production for 1997 is expected to approach 700,000 ounces of gold at an average cash cost of $220 to $230 per ounce. The Company reduced total average cash costs in 1996 from $313 per ounce in 1995 to $255 per ounce and increased annual production by 13 percent to 268,300 ounces. In addition, the management team was strengthened by appointing S. Scott Shellhaas as President and Chief Operating Officer in April and restructuring other key managerial positions at the operating locations. These management changes offer an opportunity of building a team that combines operational excellence at the Company's existing mines with the ability to acquire or develop new projects in the future. Based on these factors and the subjective determination of the Compensation Committee, approximately 25 percent of Mr. Ward's base salary and benefits paid by Cyprus Amax was reimbursed by the Company in 1996.

  Mr. Ward is eligible to participate in the Company's Stock Option Plan and Key Executive Long-Term Incentive Plan. The Compensation Committee awarded to Mr. Ward 100,000 stock options effective January 2, 1997 based on the amount of time Mr. Ward dedicated to the Company and the subjective determination of the Compensation Committee.

  Section 162(m) Compliance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises and non qualified benefits) for certain executive officers exceeds $1 million in any one year. The Compensation Committee intends to design the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any one year.

  As the Company moves forward in its efforts to create stockholder value, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is effective in supporting the Company's strategy to attract, retain and motivate talented executives, properly reflects changes in accounting rules and tax laws and appropriately compensates executives for their performance on behalf of the Company and its stockholders.

                                          Vernon Taylor, Jr.
                                          Richard H. Block
                                          Rockwell A. Schnabel*
--------
* Mr. Schnabel resigned from the Board in February 1997.

PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock over the prior five years (assuming reinvestment of dividends at date of payment into Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the stocks for peer companies (weighting the returns of these peer companies based on stock market capitalization as of the beginning of the period). The peer companies selected by the Company for this Proxy Statement were Battle Mountain Gold Company, Battle Mountain Gold Canada Inc. (formerly Hemlo Gold Mines Inc.), Echo Bay Mines Ltd., Pegasus Gold Inc. and TVX Gold Inc. Cumulative total stockholder return (on an assumed initial investment of $100 at December 31, 1991), as determined at the end of each year, reflects the change in stock price, assuming reinvestment of dividends.



                             [GRAPH APPEARS HERE]

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  As of March 12, 1997, the following table sets forth the amount of all equity securities of the Company and Cyprus Amax that are beneficially owned by each director of the Company, each of the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group. The table segregates shares held from shares beneficially owned through ownership of options to purchase shares of Common Stock. A person is considered to "beneficially own" any shares (i) over which such person exercises sole or shared voting or investment power or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through the exercise of stock options). Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set opposite his or her name.

                                                                   NUMBER OF
                              NUMBER OF          NUMBER OF         SHARES OF
                              SHARES OF      SHARES OF SERIES B   CYPRUS AMAX
NAME OF BENEFICIAL OWNER  COMMON STOCK(1)(2)  PREFERRED STOCK   COMMON STOCK(1)
------------------------  ------------------ ------------------ ---------------
Milton H. Ward..........        60,000(3)              --          1,291,316(4)
Richard H. Block........        25,000                 --                 --
Allen Born..............        22,513(5)              --             22,148
Gerald J. Malys.........        14,855(5)              --            223,045(4)(6)
Vernon Taylor, Jr.......       145,880(7)          23,000(7)          20,094(8)
Russell L. Wood.........        15,103(5)              --                 --
S. Scott Shellhaas......        25,758                 --             32,376(4)
Mark A. Lettes..........        99,980(3)              --                100
Deborah J. Friedman.....        49,372(3)             400             26,863(4)
Andrew F. Pooler........        75,011(3)              --                 --
All directors and
 executive officers as a
 group (13 persons).....       574,274(9)          23,400          1,639,670(10)

--------
(1) All amounts shown are less than one percent of the class, except for shares of Cyprus Amax Common Stock owned by Mr. Ward, which represent approximately one percent of such class.

(2) Each share of $3.75 Series B Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), is convertible into 6.061 shares of Common Stock. Amounts include shares obtainable upon conversion of the Series B Preferred Stock, shares held under the Thrift Plan and restricted stock granted under the Long-Term Incentive Plan.

(3) Includes shares subject to options exercisable within 60 days: 40,000 shares for Mr. Ward; 73,000 shares for Mr. Lettes; 19,500 shares for Ms. Friedman; and 54,500 shares for Mr. Pooler.

(4) Includes shares subject to options exercisable within 60 days: 909,552 shares for Mr. Ward; 127,982 shares for Mr. Malys; 17,000 shares for Mr. Shellhaas; and 21,700 shares for Ms. Friedman.

(5) Includes shares held in the Deferred Compensation Plan: 7,875 shares for Mr. Born; 8,355 shares for Mr. Malys; and 10,603 shares for Mr. Wood.

(6)  Includes 14,000 shares held by Mrs. Malys.

(7) Includes 1,227 shares of Common Stock and 23,000 shares of Series B Preferred Stock owned by trusts of which Mr. Taylor, as trustee, has investment or voting power.

(8) Includes 12,344 shares of Cyprus Amax Common Stock obtainable upon conversion of 6,000 shares of $4.00 Series A Convertible Preferred Stock of Cyprus Amax owned by a trust of which Mr. Taylor, as trustee, has investment or voting power.

(9)  Includes 196,750 shares subject to options exercisable within 60 days.

(10) Includes 1,098,234 shares subject to options exercisable within 60 days.

                    RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, unanimously recommends the selection of Price Waterhouse LLP to serve as independent accountants for the Company for its 1997 fiscal year. Price Waterhouse LLP has served as the Company's independent accountants since 1994.

  Neither the firm of Price Waterhouse LLP nor any of its partners has a direct, or material indirect, financial interest in the Company or any of its subsidiaries. Representatives of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate stockholder questions.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 12, 1997, the following is, to the knowledge of the Company, the only person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is a beneficial owner of more than five percent of the Common Stock:

                            AMOUNT AND NATURE     PERCENT
NAME AND ADDRESS OF           OF BENEFICIAL         OF
BENEFICIAL OWNER                OWNERSHIP          CLASS
-------------------        --------------------   -------
Cyprus Amax                64,983,326 shares (1)    57.9%
9100 East Mineral Circle
Englewood, Colorado 80112

--------
(1) Includes 12,850,671 shares of Common Stock that Cyprus Amax has the right to acquire within 60 days. Does not include the 16,000,000 shares of Common Stock that Cyprus Amax may acquire in connection with the acquisition of the Kubaka gold mine or any additional shares that may be issued to Cyprus Amax in connection with the Fort Knox Financing Arrangement, as defined below under the heading "CERTAIN TRANSACTIONS-RELATIONSHIP WITH CYPRUS AMAX."

              CERTAIN TRANSACTIONS-RELATIONSHIP WITH CYPRUS AMAX

  Cyprus Amax currently owns 52,132,655 shares or approximately 52.5 percent of the outstanding shares of Common Stock of the Company. Cyprus Amax is the beneficial owner of 64,983,326 shares or approximately 57.9 percent of the Common Stock as a result of Cyprus Amax's rights under certain agreements (described below) that permit the issuance of Common Stock in lieu of outstanding indebtedness and other obligations. Assuming consummation of the Kubaka acquisition, Cyprus Amax would become the owner of approximately 59.1 percent of the Company's outstanding Common Stock. Cyprus Amax's ownership interest is subject to increase pursuant to these and other arrangements discussed below. See also, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

  Directors and officers of Cyprus Amax comprise three of the six members of the Company's Board of Directors. Milton H. Ward, Chairman of the Board of Directors and Chief Executive Officer of the Company, is Chairman, President and Chief Executive Officer of Cyprus Amax; Gerald J. Malys, a director of the Company, is Senior Vice President and Chief Financial Officer of Cyprus Amax; and Allen Born, a director of the Company, is also a director of Cyprus Amax.

  Cyprus Amax is party to a number of contracts with the Company, which are described below.

  Fort Knox Financing Arrangement. The Company entered into a financing arrangement in March 1996 with Cyprus Amax (the "Fort Knox Financing Arrangement") under which Cyprus Amax has guaranteed (the "Cyprus Amax Guaranty") the Company's $250 million secured financing (the "Fort Knox Loan") until economic completion of the Fort Knox mine and has provided the Company with a $250 million demand loan facility (the "Demand Loan Facility"), in exchange for which the Company (i) paid Cyprus Amax a financing and guaranty fee of $10 million (the "Financing and Guaranty Fee"), (ii) pays Cyprus Amax 1.75 percent annually on amounts outstanding under the Fort Knox Loan ("Interest Differential Payments"), (iii) reimburses Cyprus Amax for any payments made or costs incurred under the Cyprus Amax Guaranty, (iv) has agreed to make no additional borrowings under DOCLOC I (defined below) without the prior consent of Cyprus Amax, and (v) has granted Cyprus Amax a first priority security interest in the collateral for the Fort Knox Loan, and if required, security interests in certain additional assets to the extent available. All of the Company's obligations to Cyprus Amax are payable in cash or, at the election of Cyprus Amax, in shares of Common Stock, valued at the time of issuance of the shares. In November 1996, the Company issued 2,771,098 shares of Common Stock to Cyprus Amax as payment for the Financing and Guaranty Fee and all accrued interest on the Demand Loan Facility and Interest Differential Payments due through October 31, 1996.

  As of March 12, 1997, the Company had borrowed $142.3 million under the Demand Loan Facility. If Cyprus Amax elected to receive payment for all obligations in shares of Common Stock, it would have been entitled to receive (as of March 12, 1997) an additional 20,315,558 shares of Common Stock under the Fort Knox Financing Arrangement.

  Revolving Credit Agreement. Under the Revolving Loan Agreement, dated April 15, 1994, between the Company and Cyprus Amax ("DOCLOC I"), the Company can borrow up to $100 million and repay any indebtedness with up to 2,000,000 shares of the Company's $2.25 Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"). Such shares of Series A Preferred Stock may be redeemed by the Company for 12,099,213 shares of Common Stock at a price equal to the greater of $5.854 per share or the average closing price per share over a period prior to redemption. Cyprus Amax may acquire at any time up to 12,099,213 shares of Common Stock at a price of $8.265 per share, in which event DOCLOC I would be terminated and any outstanding principal and interest would be deemed repaid. Under the terms of the Fort Knox Financing Arrangement, the Company may not borrow under DOCLOC I without the prior consent of Cyprus Amax. The Company did not borrow under DOCLOC I in 1996.

  Stock Issuance Agreement. In September 1995, the Company and Cyprus Amax entered into an Agreement Regarding Stock Issuance pursuant to which, with the agreement of both parties, obligations owing from the Company to Cyprus Amax from time to time may be paid in shares of Common Stock, valued at the most recent 30-day average closing price. No shares were issued under this agreement in 1996, and 751,458 shares remain available for issuance.

  Kubaka Acquisition Agreement. Pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated October 9, 1996 (the "Kubaka Acquisition Agreement"), the Company will acquire, subject to the satisfaction of certain conditions, Cyprus Amax's 50 percent ownership interest in Omolon Gold Mining Company, a Russian closed joint stock company ("Omolon"), which holds a license to develop the Kubaka mine located in the Magadan Region of the Russian Federation for a purchase price payable in shares of Common Stock as follows:
(i) approximately 11.8 million shares of Common Stock to be paid upon closing the Kubaka acquisition; (ii) approximately 4.2 million shares of Common Stock to be paid within ten days of commencement of commercial production of the Kubaka gold property; and (iii) a contingent payment in shares of Common Stock
(a) equal to $10 per gold equivalent ounce (up to a maximum of $45 million) of the Company's pro rata share of proven and probable reserves that the Company acquires the right to mine in the Russian Federation (excluding properties covered by the Kubaka license or properties acquired under the Exploration Joint Venture Agreement) on or before June 30, 2004, and (b) valued at the then current 10-day average stock price.

  Cyprus Amax has agreed to guarantee Omolon's obligations under $130 million of secured borrowings from financial institutions and $14 million of subordinated debt. Cyprus Amax also is obligated to fund cost overruns at the Kubaka project and to indemnify the senior leaders against certain specified liabilities, including environmental liabilities. Upon the closing of the Kubaka acquisition, the Company will reimburse Cyprus Amax for any payment on the $14 million of subordinated debt and, under certain circumstances, any payment on its guaranty of the $130 million of secured borrowings.

  Exploration Joint Venture Agreement. The Company entered into an Exploration Joint Venture Agreement with Cyprus Amax effective January 1, 1994. Under this agreement, the Company and Cyprus Amax have agreed to pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75 percent and the Company providing 25 percent of the initial exploration funding for prospects in which the Company elects to participate. A subsidiary of Cyprus Amax manages exploration activities, with equal participation by the Company in decisions affecting property acquisitions and divestitures. Both parties are free to pursue independently any prospect not covered by the venture. Either party may withdraw upon giving 60 days' notice to the other party. The Company has the first right to acquire any gold property owned by the joint venture and Cyprus Amax has the first right to acquire properties containing deposits of minerals or precious metals other than gold. The agreement will terminate on December 31, 1997, unless extended by mutual agreement. The Company spent $2.5 million in exploration in 1996 under the joint venture.

  Services Agreement. Pursuant to the Services Agreement, the Company and Cyprus Amax provide a variety of managerial and other services to each other on a full cost reimbursement basis. For 1996, the Company paid Cyprus Amax approximately $3.4 million for services, including insurance coverage, and Cyprus Amax paid the Company approximately $2.0 million for services, including reimbursement for services at the Kubaka project.

  Employee Transfer Agreement. Pursuant to the Employee Transfer Agreement, the Company and Cyprus Amax have amended their respective benefit plans to allow employees to transfer from one company to the other with minimal effect on an employee's benefits.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the meeting. Should any such matters arise, however, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment on such matters.

                       PROPOSALS FOR 1998 ANNUAL MEETING

  The Company anticipates that the 1998 Annual Meeting of Stockholders will be held on or about May 5, 1998. The exact date, time and place for such meeting has yet to be determined. A stockholder who intends to present a proposal at that Annual Meeting must submit the written text of the proposal so that it is received by the Company at its principal executive offices no later than November 26, 1997, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting.

By order of the Board of Directors,


DEBORAH J. FRIEDMAN
Vice President, General Counsel
and Secretary

April 7, 1997

  THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) MAY BE OBTAINED AT NO CHARGE BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING WHO WRITES TO: SECRETARY, AMAX GOLD INC., 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112. EXHIBITS TO THE FORM 10-K ALSO ARE AVAILABLE AT A COST OF TWENTY-FIVE CENTS PER PAGE.

                                AMAX GOLD INC.

       THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE
                 BOARD OF DIRECTORS OR THE TRUSTEE NAMED BELOW

        The undersigned hereby appoints Milton H. Ward, S. Scott Shellhaas and Deborah J. Friedman, and each or any of them, the proxies and agents of the undersigned, with full power of substitution, to represent and vote in accordance with the instructions on the reverse side all the shares of the Common Stock of Amax Gold Inc. held of record by the undersigned at the close of business on March 12, 1997 at the Annual Meeting of the Stockholders of Amax Gold Inc. to be held at the offices of Amax Gold Inc. at 9100 East Mineral Circle, Englewood, Colorado 80112, on May 6, 1997 at 10:00 a.m. (Denver time) or at any adjournment thereof, and directs the Trustee of the Thrift Plan for Employees of Amax Gold Inc. and its Subsidiaries (the "Plan"), with respect to shares of Common Stock held for the benefit of the undersigned, to vote in person or by proxy at such Annual Meeting, all shares held by or for the benefit of the undersigned in accordance with such instructions. The Trustee of the Plan will vote unallocated and undirected shares of the Common Stock held by the Plan in direct proportion to the voting of shares for which instructions have been received.

        IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, EXCEPT AS NOTED ABOVE WITH RESPECT TO THE PLAN.

         (Continued, and to be signed and dated on the reverse side.)

                                                AMAX GOLD INC.
                                                P.O. BOX 11269
                                                NEW YORK, N.Y. 10203-0269

                            DETACH PROXY CARD HERE


          [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.  ELECTION OF DIRECTORS.  FOR all  [_]  WITHHOLD AUTHORITY [_]  EXCEPTIONS [_]
                            nominees      to vote for all         (See
                            listed        the nominees listed      instructions
                            below:        below:                   below):

    Nominees: Milton H. Ward, Richard H. Block, Allen Born, Gerald J. Malys,
              Vernon Taylor, Jr. and Russell L. Wood
    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
     STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

2.  Appointment of Price Waterhouse LLP as independent accountants.

    FOR    [_]            AGAINST    [_]             ABSTAIN    [_]

3. OTHER MATTERS. In their discretion, the proxies are authorized to vote upon other matters that may come before the meeting and upon matters incident to the conduct of the meeting.


                                                  Change of Address and      [_]
                                                  or Comments Mark Here

                                                  NOTE: Please sign exactly as
                                                  your name appears on this
                                                  proxy. Joint owners should
                                                  each sign. If signing as
                                                  attorney, executor,
                                                  administrator, agent, trustee
                                                  or guardian, please give full
                                                  title as such. If signing on
                                                  behalf of a corporation, the
                                                  full corporate name should be
                                                  indicated and an authorized
                                                  corporate officer should sign.

                                                  Dated: _________________, 1997

                                                  ______________________________
                                                            Signature(s)
                                                  ______________________________
                                                            Signature(s)


                                                  VOTES MUST BE INDICATED    [_]
                                                  (X) IN BLACK OR BLUE INK.

  Sign, date and return the proxy card promptly using the enclosed envelope.